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                                  EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          Three months ended               Nine months ended
                                                             September 30,                    September 30,
                                                        ------------------------        ------------------------
                                                          1996            1995            1996            1995
                                                        ------------------------        ------------------------
Primary:
Weighted average common shares                            10,640           9,360          10,573           8,328
   outstanding
Net effect of dilutive stock
   equivalents based on the treasury
   stock method using average market price                   618           1,189             761           1,222
                                                        ------------------------        ------------------------
Total weighted average shares                             11,258          10,549          11,334           9,550
outstanding
                                                        ========================        ========================
Net income                                              $  3,642        $  3,578        $  3,070        $  4,083
Less dividends on preferred stock                             (9)             (9)            (26)            (26)
                                                        ------------------------        ------------------------
Adjusted net income                                     $  3,633        $  3,569        $  3,044        $  4,057
                                                        ========================        ========================
Net income per share                                    $   0.32        $   0.34        $   0.27        $   0.42
                                                        ========================        ========================
Fully diluted:
Weighted average common shares outstanding                10,640           9,360          10,573           8,328
Net effect of dilutive stock equivalents based on
   the treasury stock method using ending
   market price                                              645           1,272             761           1,631
Assumed conversion of preferred stock                        200             200             200             200
                                                        ------------------------        ------------------------
Total weighted average shares outstanding                 11,485          10,832          11,534          10,159
                                                        ========================        ========================
Net income                                              $  3,642        $  3,578        $  3,070        $  4,083
                                                        ========================        ========================
Net income per share                                    $   0.32        $   0.33        $   0.27        $   0.40
                                                        ========================        ========================


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